UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 22, 2010

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18548	77-0188631
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On March 22, 2010, the U.S. Court of Appeals for the Ninth Circuit (the “Appeals Court”) affirmed the August 30, 2005 tax court decision that the value of compensatory stock options are not required to be included in the cost sharing agreement between Xilinx, Inc. (the “Company”) and its Irish affiliate, Xilinx Ireland (the “March 2010 Decision”).

     As previously disclosed, the Company had filed a suit against the Commissioner of Internal Revenue (“Commissioner”) in tax court disputing the Commissioner’s finding that the value of compensatory stock options were costs that were to be shared between Xilinx and its affiliate, Xilinx Ireland, under their cost sharing agreement. The tax court initially decided in favor of the Company and rejected the Commissioner’s position that the value of compensatory stock options must be included in the Company’s cost sharing agreement with Xilinx Ireland. On August 25, 2006, the Commissioner appealed the tax court decision to the Appeals Court. On May 27, 2009, the Company received a 2-1 adverse judicial ruling from the Appeals Court reversing the tax court decision and holding that the Company should include stock option amounts in its cost sharing agreement with Xilinx Ireland. The Company did not agree with the Appeals Court decision and filed a motion for rehearing on August 12, 2009. On January 13, 2010, the Appeals Court issued an order withdrawing both the majority and dissent opinions that were issued on May 27, 2009, and subsequently affirmed the tax court decision in the March 2010 Decision.

     As a direct result of the March 2010 Decision, the Company would expect to receive a refund from the IRS of approximately $24.3 million and interest of approximately $9.4 million for the tax years 1997, 1998 and 1999. The Company is in the process of reviewing the potential impact the March 2010 Decision would have for all years open to IRS audit.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

By:
Date: March 24, 2010	/s/ Jon A. Olson
Jon A. Olson
Senior Vice President, Finance
and Chief Financial Officer